Exhibit (a)(21)

Central GoldTrust Points Out Flaws in Sprott’s Misleading and Self-Serving Analysis;

Reminds Unitholders Continue to REJECT THE SPROTT OFFER BY TAKING NO ACTION

(Toronto, ON, September 4, 2015) – Central GoldTrust (“GoldTrust”) (symbol: TSX – GTU.UN (C$) and GTU.U (US$); NYSE MKT – GTU (US$)) today responded to the press release issued by Sprott Asset Management LP and Sprott Physical Gold Trust (collectively, “Sprott”) on September 3, 2015, in which Sprott continues to make misleading statements that are intended to divert your attention from the real issues regarding their hostile, self-serving offer to acquire all of the outstanding Units of GoldTrust.

Sprott’s claim that GoldTrust’s expense ratio is higher than Sprott’s over the last six and twelve months is solely the result of Sprott manipulating the analysis in order to mislead GoldTrust Unitholders. Sprott’s latest round of misleading analysis is based on taking a series of extraordinary costs associated with defending against both the Polar Securities proxy fight and Sprott’s own hostile take-over bid, and annualizing these extraordinary expenses and passing them off as permanent additions to GoldTrust’s annual expense ratio. Sprott’s analysis represents a blatant and willful mischaracterization of GoldTrust’s expense ratio, which remains among the lowest in the industry. Excluding these extraordinary expenses, GoldTrust’s expense ratio was actually approximately 30%[1] lower than Sprott’s, consistent with historical levels.

Bruce Heagle, Chair of the Special Committee of the Board of Trustees of GoldTrust stated; “Despite Sprott’s ongoing campaign of misinformation and misdirection, we expect that GoldTrust Unitholders will continue to see the Sprott offer for what it really is - a self-serving fee grab by an organization that is desperate to replace management fees lost as a result of significant redemptions from its own unitholders, as well as significant losses of investor capital in other funds that Sprott manages. While Sprott makes unfounded claims that your Administrator and Trustees are protecting their positions, they fail to mention that your Administrator and Trustees charge Unitholders far less than what Sprott intends to charge if they are successful. Sprott’s claims of governance superiority are wholly hypocritical, as they come from an organization with virtually no independent governance and no ability for unitholders to replace them as manager, regardless of their poor track record. Sprott is also now paying brokers to encourage their clients to tender to the Sprott offer – a clear indication that Sprott’s offer and its purported “value” are not resonating with GoldTrust Unitholders. The Trustees caution Unitholders regarding any advice or recommendations they may receive from their financial advisors or brokers, which may be biased and based on their desire to collect solicitation fees from Sprott. Sprott is paying your broker to convince you to tender. Don't be talked into tendering!

Your Trustees continue to act in your best interest, and recommend that you ignore Sprott’s self-serving statements and do not tender your Units. We recognize that Unitholders have been bombarded with information regarding this offer and we thank GoldTrust Unitholders for their patience and continued support.”

Your Trustees recommend that Unitholders REJECT the Sprott offer, TAKE NO ACTION, DO NOT TENDER their Units to the Sprott offer and WITHDRAW their Units if already tendered.

Unitholders who have already tendered to the Sprott offer can withdraw their Units by contacting D.F. King & Co at 1-800-251-7519, or via email at inquiries@dfking.com

About Central GoldTrust

GoldTrust (established on April 28, 2003) is a passive, self-governing, single purpose trust, which invests primarily in long-term holdings of gold bullion and does not speculate in gold prices. At September 3, 2015, the GoldTrust Units were 99.5% invested in unencumbered, allocated and physically segregated gold bullion. Units may be purchased or sold on the Toronto Stock Exchange and NYSE MKT.

Additional Information and Where to Find It

The recommendation of the Trustees described herein is contained in the Trustees’ Circular, which has been filed with Canadian securities regulatory authorities, and is also contained in the solicitation/recommendation statement filed with the Securities and Exchange Commission (“SEC”). Unitholders are urged to read the Trustees’ Circular and the solicitation/recommendation statement and other relevant materials because they contain important information. The Trustees’ Circular and other filings made by GoldTrust with Canadian securities regulatory authorities since 2003 may be obtained without charge at http://www.sedar.com and at the investor relations section of the GoldTrust website at http://www.gold-trust.com/news.htm. The solicitation/recommendation statement and other SEC filings made by GoldTrust may be obtained without charge at the SEC’s website at http://www.sec.gov and at the investor relations section of the GoldTrust website at http://www.goldtrust.com/news.htm.

[1] Expense ratio is based on total expenses for the six months ended June 30, 2015 and is expressed as an annualized percentage of daily average net asset value during the period. GoldTrust expenses have been adjusted to exclude costs associated with the Polar Securities proxy contest and the Sprott unsolicited offer.

Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” under United States federal securities laws and “forward-looking information” under Canadian securities laws (collectively, “Forward-Looking Statements”), including those related to: the reasons of the Board of Trustees for recommending to Unitholders the rejection of the Sprott Offer, not taking any action with respect to the Sprott Offer and not tendering any Units to the Sprott Offer; the anticipated costs, risks and uncertainties associated with the Sprott Offer, including any anticipated impacts on bullion security, governance and Unitholder rights, potential tax risks, leverage to rising gold prices and fees to be collected by Sprott; the anticipated timing, mechanics, completion and settlement of the Sprott Offer; the value of the Sprott Physical Gold Trust units that would be received as consideration under the Sprott Offer; the ability of Sprott to complete the transactions contemplated by the Sprott Offer; any anticipated results or performance of Sprott Physical Gold Trust or any other affiliates of Sprott; any anticipated changes to the market price of Sprott Physical Gold Trust units or any other securities of Sprott and their affiliates; and any anticipated future prices of gold and the Units. GoldTrust cautions investors about important factors that could cause actual results or outcomes to differ materially from those expressed, implied or projected in such Forward-Looking Statements. Such Forward-Looking Statements involve projections, estimates, assumptions, known and unknown risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in such Forward-Looking Statements or otherwise be materially inaccurate. No assurance can be given that these projections, estimates, expectations or assumptions will prove to be correct and any Forward-Looking Statements included in this press release should not be unduly relied upon. These Forward-Looking Statements speak only as to GoldTrust’s beliefs, views, expectations and opinions as of the date of this press release. Except as required by applicable securities laws, GoldTrust does not intend and does not assume any obligations to update or revise these Forward-Looking Statements, whether as a result of new information, future events or otherwise. In addition, this press release may contain Forward-Looking Statements drawn from or attributed to third party sources. Factors that could cause or contribute to such differences include, but are not limited to, those risks detailed in GoldTrust’s filings with the Canadian securities regulatory authorities and the SEC.